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Exhibit 10.31

Level: 25th Floor Units: 01—04. 32
China World Tower 1
BElJlNG P. R. C

CHlNA WORLD TRADE CENTER COMPANY LlMlTED

AND

TENANCY AGREEMENT
OF
CHINA WORLD TOWER 1

CHlNA WORLD TRADE CENTER

Tenant:
Premises: Units01-04, 32, Level 25, China World Tower 1
Commencement / Expiry: 1 September, 2004-31 August, 2007
Date	AN AGREEMENT made this 23rd day of August,
Party
Two Thousand and Four BETWEEN the party named and described as Landlord in Part 1 of the Schedule hereto ("the Landlord" which expression shall where the context admits include its successors and assignees)of the one part and the party named and described as the Tenant in Part 1 of the Schedule hereto ("the Tenant") of the other part.
WHEREBY IT IS AGREED as follows:
Premises
The Landlord shall let and the Tenant shall take All That portion of the building complex situated at No. 1 Jian Guo Men Wai Avenue Beijing The People's Republic of China and known as CHINA WORLD TRADE CENTER ("the Building" described in Part 2 of the Schedule hereto and is more particularly delineated in Pink on the plan(S)annexed hereto(the external surfaces of the walls window frames and glass being excluded)Together with all those fixtures fittings furniture and appliances specified in Part 7 of the Schedule hereto (if any)"the Premises" Together with the right to use in common with the Landlord and all others having the like right of the entrances staircases landings passages in the Building insofar as the same are necessary for the proper use and enjoyment of the Premises and except insofar as the Landlord may from time to time restrict such use in order to carry out maintenance and/or in the case of an emergency And Together Also with the use in common as aforesaid of any lifts serving the Premises
Term
whenever the same shall be operating for the term defined in Part 3 of the Schedule YIELDING AND PAYING therefor throughout the said term the rent and management charges (all of which are unless the context otherwise requires hereinafter included under the term "rent") as is set out in Part 4 of the Schedule in
Rent	manner as set out in Part 5 of the Schedule.
Legal Costs	Each party will bear its own legal costs. Any other related costs incurred in the preparation and execution of this Agreement shall be borne and paid by the Landlord and the Tenant in equal shares.
Standard Conditions
This Agreement is subject to the Standard Conditions of Tenancy Agreement of China World Trade Center("the Standard Conditions")hereto annexed and shalI contain the several Landlord's and Tenant's covenants and proviso therein set forth subject however to the amendments specified in Part 8 of the Schedule and the two shall be read together as one agreement. Any word or expression to which a specific meaning has been attached in any part of this Agreement or of the Standard Conditions shall bear such specific meaning wherever it may occur.

THE SCHEDULE

PART 1	—PARTICULARS OF PARTIES
Landlord : CHINA WORLD TRADE CENTER COMPANY LIMITED
Tenant:
PART 2	—PARTICULARS OF LAND BUILDING AND PREMISES
	China World West Wing Level	: 25th Floor.
	Units	: 01—04, 32(inclusively).
	Net Area	: Approximately 287.75 square meters. (Net Floor Area).
The Tenant shall accept as final and conclusive the area of the Premises as measured by persons appointed by the Landlord.
PART 3	—PARTICULARS OF TERM.
	Length	: Three(3)Years
	Date of Commencement	: 1 September, 2004("the Commencement Date")
	Date of Expiry	: 31 August, 2007("the Expiration Date")
PART 4	—PARTICULARS OF RENT.

The rent for the period from the Commencement Date to the Expiration Date 0f the said term shall be UNITED STATES DOLLARS THIRTEEN THOUSAND TWO HUNDRED AND THIRTY SIX AND CENTS FIFTY ONLY (USD 13,236,50) Per calendar month.
PART 5	—PAYMENT OF RENT.
(1)
The rent shall be payable quarterly exclusive of government taxes rates and other outgoing and in advance clear of all deductions and exclusive of all bank charges on the first day of each calendar quarter when the rental falls due. The last of such payments to be apportioned according to the number of days of the said term remaining in the quarter in respect of which such payment is due.
(2)
Notwithstanding 5(1)above, immediately before taking possession of the Premises, the Tenant shall pay to the Landlord three (3) months' rent for the period from 1 October, 2004 to 31 December, 2004 as an advance rental for the month immediately after Rent Free Period (from 1 September, 2004 to 30 September, 2004) in the amount of USD 39,709.50
The Tenant shall pay management and air-conditioning charges of USD 0.17 per square meter per day during the said Rent Free Period (30days)amounting to USD 1,467.53
The total advance payment will amount to USD 41,177.03 to be paid before taking possession of the Premises, or before the Lease Commencement Date, whichever is earlier.
PART 6	PARTICULARS OF DEPOSIT

The Rental Deposit and Utilities Deposit subject to increase in accordance with Section VllI of the Standard Conditions shall be USD THlRTY NINE THOUSAND SEVEN HUNDRED AND NINE AND CENTS FIFTY ONLY(USD 39,709.50)for the Rental Deposit and USD TWO HUNDRED AND EIGHTY SEVEN AND CENTS SEVENTY FIVE ONLY(USD 287.75)for the Utilities Deposit.
The total deposits will amount to USD 39,997.25 to be paid before taking Possession of the Premises or before the Lease Commencement Date. Whichever is earlier.

PART 7	FIXTURES & FURNISHES
The Landlord will provide the Tenant with the list of fixtures and furnishes within the Premises upon the delivery of possession of the Premises.
PART 8	SPECIAL CONDITIONS
1.
Tenant shall has an option to pay the rent in mainland China by converting USD currency into RMB according to the medium exchange rate of buying rate and selling rate for USD VS RMB as announced by the Bank of China on the date that the rent falls due.
	2.	The prospective Tenant shall have an option to early terminate the Tenancy of Rm509, China World West Wing Office without penalty under the following conditions:
		1).	Tenant expands its office into Units 01-04,32,Level 25,China World Tower 1 according to the terms and conditions specified in this Tenancy Agreement;
		2).	Tenant serves an at least One (1)month prior notice in writing to the Landlord;
3).
The Tenant shall bear all the costs incurred within the occupancy period by the Tenant before the Date of Lease Termination of Rm509, West Wing Office. Particularly, Tenant shall pay the rent up to 31 October, 2004 and shall cooperate with the Landlord to allow other new Prospective Tenants to view the Premises during working hours via prior notice from the Landlord;
		4).	The Tenant shall supplement the rent during the rent free period (1August,2004 ~ 21 August, 2004) in Rm 509,China World West Wing in the following amount to the Landlord:
USD 37 * 139.45sqm/31days * 21 days * 8.28-mgt fee of RMB4,129.11 = RMB 24,811.56
SIGNED BY MR BIAN GONG	)
)
)
for and on behalf of the Landlord in the	)
)
Presence of:—
Company Stamp
SIGNED BY	)
)
)
for and on behalf of the Tenant in the	)
)
Presence of:—
Company Stamp

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Exhibit 10.31
THE SCHEDULE